Exhibit 99.1

FOR IMMEDIATE RELEASE: March 30, 2012

CONTACT:                 Jacobs Entertainment, Inc.

                                        Stephen R. Roark, President

                                        303-215-5201

Jacobs Entertainment, Inc. Reports Fourth Quarter and

Year-End Results for 2011

GOLDEN, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced financial results for its fourth quarter and year ended December 31, 2011.

Net revenues for the fourth quarter of 2011 were $91.1 million compared to $84.4 million in the fourth quarter of the previous year. Net loss for the fourth quarter of 2011 was $15,000 compared to net loss of $475,000 in the same quarter of the previous year.

Net revenues for the year ended December 31, 2011 were $380 million compared to $352 million for the year ended December 31, 2010. Net loss for the year ended December 31, 2011 was $5.6 million compared to net income of $1.9 million for the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its fourth quarter and year-end operating results. The conference call will be held at 10:00 a.m. Eastern Time on Monday, April 2, 2012, and will be hosted by Stephen R. Roark, President of Jacobs Entertainment, Inc. and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Monday, April 2, 2012 at 10:00 a.m. Eastern Time, please dial (877) 240-9772 and a live operator will put you through. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Monday, April 2, 2012 at 2:00 p.m. Eastern Time. To access the replay, please dial (800) 408-3053 and reference the confirmation code 7490641. The replay will run until midnight Eastern Time, Monday, April 9, 2012.

About Jacobs Entertainment

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Hotel Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno in Reno, Nevada; the Gold Dust West-Carson City in Carson City, Nevada; the Gold Dust West-Elko in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and ten related off-track wagering facilities located in Virginia; and 21 video poker truck stops located in Louisiana with a share in the gaming revenues of an additional video poker truck stop located in Louisiana.

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

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Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Total revenues	$99,881	$92,768	$416,767	$387,559
Promotional allowances	(8,777)	(8,400)	(36,822)	(35,603)

Net revenues	91,104	84,368	379,945	351,956
Costs and expenses	(84,727)	(78,213)	(359,398)	(323,172)

Operating income	6,377	6,155	20,547	28,784
Interest expense, net	(6,392)	(6,630)	(26,142)	(26,832)

Net (loss) income	(15)	(475)	(5,595)	1,952
Net income of subsidiaries attributable to the noncontrolling interest	—	(5)	(26)	(42)

Net (loss) income attributable to JEI	$(15)	$(480)	$(5,621)	$1,910

SELECTED BALANCE SHEET DATA

	December 31,	December 31,
	2011	2010
Total assets	$329,822	$349,338
Total liabilities	$313,851	$331,809
Stockholder’s equity	$15,971	$17,529

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net (loss) income, as reported above	$(15)	$(475)	$(5,595)	$1,952
Add:
Interest expense, net	6,392	6,630	26,142	26,832
Depreciation and amortization	5,223	5,655	21,498	22,428

EBITDA	$11,600	$11,810	$42,045	$51,212
Unrealized loss (gain) on change in fair value of investment in equity securities	25	(244)	131	(594)
Impairment of long-lived assets	—	—	10,065	—
Goodwill impairment	—	—	—	836
Costs incurred for 2010 Credit Agreement Amendment	—	—	—	482

ADJUSTED EBITDA	$11,625	$11,566	$52,241	$51,936

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Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com